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[CUSIP NO. 759903107]          SCHEDULE 13D

                                EXHIBIT 2


                ASSET PURCHASE AGREEMENT, DATED NOVEMBER 19, 1998, BY AND AMONG BEST IC LABS, ISAM QUBAIN AND ISSUER

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                           ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement ("Agreement") made as of the 19th day of November, 1998, by and among RELIABILITY INCORPORATED, a Texas corporation (the "Purchaser"), BASIC ENGINEERING SERVICES AND TECHNOLOGY LABS, INC., a California corporation (the "Seller"), and ISAM QUBAIN, majority stockholder of the Seller ("Shareholder").

                             W I T N E S S E T H:

      WHEREAS, the parties hereto desire to enter into an agreement whereby Seller will transfer to Purchaser, and Purchaser will acquire from Seller certain assets;

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

      1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "Backlog" shall mean all Devices at the Locations on a specified date held for Processing and any received thereafter and all orders for burn-in boards and other products to be manufactured by Seller at a Location.

          (b) "Closing" shall mean consummation of the transactions provided for herein.

          (c)  "Closing Date" shall have the meaning set out in Section 5.

          (d) "Contracts" shall mean those contracts, agreements, undertakings, commitments and leases listed on Schedule 10(j).

          (e)  "Costs" shall have the meaning set out in Section 16.

          (f)  "Customer Property" has the meaning set out in Section 2.

          (g)  "Devices" shall mean integrated circuits.

          (h) "Disclosure Package" is the information package to be delivered by Seller pursuant to Section 6 within five business days after the execution hereof, containing all of the Schedules required of Seller and referred to herein.


NOVEMBER 19, 1998

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          (i)  "Effective Date" shall mean December 1, 1998.

          (j) "Equipment" means all equipment, machinery, tools, office and other furniture, fixtures, leasehold improvements, burn-in boards, and vehicles, located at or used in connection with the business conducted at the Locations.

          (k) "Inventory" shall mean all merchandise held for resale by the Seller on the Closing Date at the Locations, including but not limited to burn-in boards and other products, and all materials, raw products and supplies used in the manufacture of burn-in boards and other products for Seller's customers at the Locations.

          (l) "Locations" shall mean both of, and "Location" shall mean either of, the Seller's test laboratories in Austin, Texas (the "Austin Location") and Singapore (the "Singapore Location").

          (m) "Note" shall mean the note given in partial payment of the purchase price, as described in Section 4(c).

          (n) "Processing" or "Processed" shall mean burn-in, test, processing and any other services specified by a customer performed on a customer's Device.

          (o) "Proprietary Rights" shall mean all those trade secrets, copyrights (and applications therefor), patents (and applications therefor), technical documentation, programs and software, computer programs, plans, designs, drawings and other instructions to conduct the Processing, specifications, inspection reports and intellectual property rights listed on
Schedule 10(s) and all proprietary rights and intellectual property rights necessary to operate the business at the Locations.

          (p)  "Purchaser's Designee" shall mean Reliability Singapore Pte Ltd.

          (q) "RI Shares" shall mean the shares of Purchaser's Common Stock, no par value, to be issued hereunder.

          (r)  "SEC" shall mean the Securities and Exchange Commission.

          (s) "Work-in-Progress" means all Devices being Processed at the Locations at a specified time and all burn-in boards and other products being manufactured for Seller's customers at the Locations.


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      2.   SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions herein set forth, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, the following assets (collectively, the "Assets"):

           (a)  all of the Equipment;

           (b)  all of the Inventory;

           (c) all of the Seller's interest in those licenses and permits listed on Schedule 10(k);

           (d)  all of the Contracts specified on Exhibit 2(d);

           (e) all of the Seller's books and records with respect to the Locations relating to:

                 (i)  customer and supplier lists, records and correspondence;

                (ii) purchase orders representing orders for merchandise purchased or sold by the Seller and for services to be provided by Seller;

               (iii) all documents relating to Backlog and all Work-in Progress as of the Effective Date;

                (iv) all books of account, copies of invoices and back-up data for the accounts receivable; and

                 (v)  employees;

           (f) all of the Seller's interest in the telephone numbers and telephones used by the Seller;

           (g)  all office and maintenance supplies at the Locations;

           (h)  all Proprietary Rights;

           (i)  the prepaid expenses, deposits and other assets described on
Schedule 2(j) hereto, and all contracts or agreements with respect thereto;
and

           (j) Seller's customer lists and goodwill associated with the business operated at the Locations.

      All of the Assets shall be delivered free and clear of any liens, claims, pledges, security interests, mortgages or encumbrances of any kind. Purchaser is not purchasing the cash, bank accounts, or insurance of the Seller.


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      In addition, at Closing Seller will deliver possession of:

          (a)  All Backlog as of the Closing Date;

          (b)  All Work-in-Progress as of the Closing Date; and

          (c) All customer equipment, software, burn-in boards and property as identified on Schedule 10(d) and all customer Devices (collectively "Customer Property").

      3. CONSIDERATION. Purchaser agrees that, subject to the terms and conditions of this Agreement, and in full consideration for and against delivery of appropriate bills of sale, assignments and other necessary transfer documents, Purchaser shall pay to Seller $1,790,000 in cash plus 475,000 RI Shares, valued as provided in Section 6 (the "Purchase Price"), paid as set out in Section 4. The Purchase Price will be allocated among the Assets as set out on Exhibit 3, which will be prepared by Seller and Purchaser pursuant to Section 6, in a manner such that the amount allocated to Class I, II and III Assets as described in IRS Form 8594 will be Seller's federal income tax basis of approximately US$2,770,000 in such Assets and the amount in excess of such basis shall be allocated to Class IV Assets as described in that Form, with $50,000 of such Class IV Asset allocation allocated to the covenant not to compete described in Section 17. Seller and Purchaser agree that the allocation on Exhibit 3 shall be binding on the parties for all applicable federal, state, local and foreign tax purposes. Seller and Purchaser agree to file all information reports, including, but not limited to, IRS Form 8594, and to report gain or loss, as the case may be, in a manner consistent with Exhibit 3 on all tax returns filed by either of them subsequent to Closing, and not to voluntarily take any inconsistent approach therewith in any administrative or judicial proceedings relating to such returns.

      4. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid as follows:

          (a) At Closing, Purchaser shall deliver to Seller a cashier's check for $1,000,000, or will wire transfer such amount to Seller's account.

          (b) At Closing, Purchaser shall deliver to Seller a certificate or certificates representing the RI Shares.

          (c) At Closing, Purchaser will deliver its non-interest bearing promissory note ("Note") for $790,000, such note to be due six months after Closing and to be in


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substantially the form of Exhibit 4 hereto. Purchaser may offset against the
Note any amounts due to Purchaser under Sections 7(b), 7(c), 9, and 16 hereof.

      5. CLOSING. The Closing shall take place at the offices of Butler & Binion, L.L.P., Houston, Texas at 10:00 a.m. on December 1, 1998 (the "Closing Date"), or at such other place or on such other date as the parties may mutually agree upon. Anything herein contained notwithstanding, if Closing has not occurred by December 21, 1998, either Purchaser or Seller may terminate this Agreement, provided however, that if a party's failure to comply with any provision of this Agreement shall be the reason that Closing has not occurred, such party shall not have the right to terminate this Agreement. At the Closing, the parties hereto will deliver such instruments as are described in Section 20 and possession of the Assets, the Backlog, Work-in-Progress and Customer Property.

      6. DISCLOSURE PACKAGE AND EXHIBITS. On the execution hereof, none of the Schedules referred to herein required of Seller have been delivered by Seller. Seller agrees to deliver to Purchaser within five business days of the execution hereof, all Schedules referred to herein except Schedule
11(d), which was prepared by Purchaser and delivered to Seller on the date hereof. Purchaser shall have three business days after receipt of the complete Disclosure Package to review the Schedules and determine, in its sole discretion, whether to go forward with the transactions provided for herein or to notify Seller that Purchaser has terminated this Agreement, in which case none of the parties hereto shall have any further obligations to the others. Exhibits 2(d), 2(j), 3, and 12(k) are not attached hereto, pending receipt of the Disclosure Package. Within five business days after receipt of the complete Disclosure Package, unless Purchaser elects to terminate this Agreement, Purchaser shall prepare and deliver to Seller Exhibits 2(d), 2(j), and 12(k). On or before Closing, the parties hereto will jointly agree on the value of the 475,000 RI Shares for purposes of determining the amount of the Purchase Price and prepare Exhibit 3. Seller also agrees to deliver at closing any updated Schedules required by the terms of this Agreement. At Closing, Purchaser will deliver to Seller any filings made by Purchaser with the SEC and any press releases made by Purchaser after the date hereof and will update Schedule 11(d).


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      7.  ASSUMPTION OF CERTAIN OBLIGATIONS.

          (a) CONTRACTS. Purchaser agrees to assume Seller's obligations arising from and after the Closing Date under the Contracts specified in
Exhibit 2(d); such assumption does not include any unpaid accounts payable of the Seller or any obligations which arose prior to Closing.

          (b) WORK-IN-PROGRESS. Purchaser agrees to assume and complete all Work-in-Progress on the Closing Date and to perform all ordered Processing on the Backlog. Purchaser agrees to respond to customer inquiries about missing, damaged or improperly Processed Devices at the Locations, but if any customer claim results in any Costs to Purchaser and is based on facts, events, actions or non-actions of Seller before Closing, Seller shall reimburse Purchaser for all Costs associated with responding to such inquiries, a re-Processing Devices or payments to customers for missing Devices. Purchaser agrees to give Seller notice of any such customer claim.

          (c) NON-ASSUMPTION. All indebtedness, obligations, claims and liabilities (absolute, contingent or otherwise) of whatsoever nature of the Seller not specifically assumed by Purchaser pursuant to Sections 7(a) and 7(b) (including, but not limited to, accounts payable, contracts, leases, environmental liabilities, accrued liabilities, debts, taxes, payroll deposits, all obligations to employees for wages, salaries, bonuses, vacation, time-off, or other compensation, and warranty obligations) shall be and remain the sole obligation of the Seller, and the Seller shall indemnify, defend and hold Purchaser harmless from any and all thereof and all Costs, as defined in Section 16, incurred by Purchaser or Purchaser's Designee in connection with any liability not assumed. Purchaser and/or Purchaser's Designee will assume any accrued vacation, compensation or time-off due any employee of Seller and the 13th month bonus due to Singapore employees, all as of the Closing Date, and will offset against the Note all amounts assumed and allocable to the period before the Closing Date. The Seller agrees that on and after the Closing Date it will pay or otherwise provide for the payment and discharge of all other obligations and liabilities not assumed by Purchaser. Any amounts


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due to Purchaser or Purchaser's Designee under this Section 7(c) may be offset against the Note.

      8.  ACCESS TO INFORMATION. PREMISES.

          (a) Pending the Closing and while the audit is being prepared pursuant to Section 9(a), Shareholder and Seller shall give to Purchaser, its counsel, accountants, employees and other representatives, full access during normal business hours, to all of the Seller's properties, books, contracts, commitments and records; and Shareholder and the Seller authorize Purchaser to talk to the Seller's customers, suppliers and employees about the Seller's business and such employee's job and duties. Shareholder and Seller will also use all reasonable efforts to afford to Purchaser access to the work papers of the Seller's accountants, and Shareholder and Seller shall use all reasonable efforts to furnish Purchaser with all such information concerning Seller and its affairs as Purchaser may reasonably request. Pending Closing and while the audit is being conducted, Shareholder and Seller shall cause Seller's employees, to be reasonably available to Purchaser, its counsel, accountants, employees and other representatives in any investigation undertaken by Purchaser.

          (b) For a period of two years following the Closing, Seller agrees to afford the Purchaser full access during normal business hours to the books and records of the Seller relating to the operation of the business at the Locations for any proper purpose, including Purchaser's need to audit certain periods for purposes of SEC Regulations S-X and S-K, and Seller agrees to use its best efforts to preserve and maintain such records.

          (c) The parties hereto agree that any information supplied to the other shall be held in such confidence as the supplying party maintains and agree not to use or disclose such information; provided however, that to the extent that any of such information is (i) published by a third party from a source other than any party hereto, (ii) a matter of public knowledge generally or in the semi-conductor equipment or Device Processing business,
(iii) disclosed to any party hereto by a third party, not subject to a confidentiality agreement, (iv) already known to the party to whom the information is


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supplied, or (v) required by law to be disclosed, such information need not be held in confidence.

         9.  AUDIT AND ACCOUNTING FOR INTERIM PERIOD.

             (a) Purchaser shall engage Ernst & Young LLP ("EY") to perform an audit of operations at the Locations as of October 31, 1998, such audit to cover the period January 1, 1998 through October 31, 1998, to be prepared in accordance with U.S. generally accepted accounting principles and to meet the requirements of Exhibit 9(a). Such audit shall be delivered to Purchaser within 45 days after Closing. Seller agrees to cooperate with Purchaser in the preparation of such audit.

             (b) Within 30 days after Closing, Seller shall present to Purchaser a Statement of Operations for each Location for the period from December 1, 1998 through the Closing Date. If Purchaser does not agree with Seller's Statement of Operations for the period from December 1, 1998 through the Closing Date for either Location, Seller will direct Price Waterhouse, as it relates to Singapore, and EY, as it relates to Austin, to audit the Statement of Operations for such Location. The final profit or loss for a Location, if Purchaser does not accept Seller's Statement of Operations therefor, will be the profit or loss determined by the audit by Price Waterhouse in Singapore and EY in Austin. If Purchaser owes Seller a payment for a loss, such payment shall be made within five business days after final computation of the loss pursuant to this Section. Purchaser may offset against the Note any profit resulting from operations at the Locations after December 1, 1998, such offset to be made within five business days after the final computation of the profit pursuant to this Section. Any payment or offset under this Section shall be treated as an adjustment to the Purchase Price.

      10. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. The Seller and Shareholder, jointly and severally, hereby represent, warrant and agree as follows:

           (a) CORPORATE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power to enter into and perform its obligations under this Agreement and to carry on its business as


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it is now conducted. Seller is qualified or authorized to do business in Texas and Singapore.

          (b) NO SUBSIDIARIES. The operations at the Locations are conducted by Seller, and not by a subsidiary or another entity.

          (c) AUTHORIZATION. All corporate proceedings required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller have been taken. Seller has the full corporate right, power and authority to enter into this Agreement and consummate the sale of the Assets. This Agreement, and the instruments of transfer with respect to the Assets, constitute, or will constitute when delivered, the legal, valid and binding obligations of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with their respective terms. The execution, delivery and performance of this Agreement by Seller will not violate or breach the Articles of Incorporation or bylaws of the Seller, nor will they violate or breach, whether with the giving of notice or the passage of time or not, the provisions of any agreement to which the Seller or Shareholder is a party or by which either of them or their respective properties are bound. Neither the execution and delivery of this Agreement, nor the carrying out of the transactions contemplated hereby, will resulted in any violation of, or be in conflict with, any law, order, decree or regulation applicable to the Seller or Shareholder, and, except as set out on Schedule 10(c), no consent, approval or authorization of any lender, trustee, security holder or governmental agency is required in connection with the execution, delivery or performance by the Seller or Shareholder of this Agreement.

          (d) ASSETS. Schedule 10(d) hereto is a list of all of the Assets, including for each, description, date of purchase, original cost, accumulated depreciation through September 30, 1998, and net (depreciated) book value at September 30, 1998; such schedule identifies the Assets by Location, and was prepared in accordance with U.S. generally accepted accounting principles consistently applied. In addition to the Assets, Seller uses the Customer Property identified on Schedule 10(d) in its business at the Locations. Such
Schedule 10(d) shows the owner of such equipment and other property.


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          (e)  BOOKS AND RECORDS.  The books and records of the Seller set forth all of the transactions to which the Seller is a party or by which its properties are bound, and such books and records are accurate and complete. The books and records transferred to Purchaser at Closing constitute all of the records necessary to continue the business at the Locations after Closing.

          (f) CAPITAL STOCK OF THE SELLER. The authorized capital stock of the Seller consists solely of 20,000,000 shares of common stock, of which 10,000,000 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the outstanding shares of capital stock of the Seller are owned by Shareholder (as Trustee of the Qubain Family Trust) and Abdul Ghani Maaliki.

          (g)  FINANCIAL INFORMATION.  Schedule 10(g) contains (i) the
Seller's unaudited financial statements as at October 31, 1998, and for the ten months then ended, and for the year ended December 31, 1997 (the
"Financial Statements"), each containing a consolidated and consolidating balance sheet and consolidated and consolidating statement of operations, prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) a balance sheet and statement of operations for the Singapore Location and a statement of operations for the Austin Location, all at October 31, 1998, and for the ten months then ended. The Financial Statements fairly present the assets, liabilities, financial condition and results of operations for the periods indicated. Except as set out on Schedule 10(g), since November 1, 1998, there has not been and from the date hereof through the Closing Date there will not be, a material adverse change in the business, properties, prospects, financial condition or operating results of the Locations.

          (h) LIABILITIES. Purchaser will not assume or be subject to any liabilities or obligations of Seller, except those specifically assumed by Purchaser, as a result of the purchase of Assets and the consummation of the transactions provided for herein.

          (i) TITLE TO ASSETS. Seller is the owner of and has good marketable title to all of the assets of the Seller reflected in the October 31, 1998 Financial Statements, the Contracts and any other Assets transferred hereunder. The Assets are subject to the liens


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set out on Schedule 10(i). All Assets transferred hereunder will be free and clear of any and all claims, liens, encumbrances, mortgages, security interests, conditional sales agreements, charges, leases, equities or restrictions of every kind and nature whatsoever at Closing. At Closing, Seller will deliver release(s) of any and all liens, claims, encumbrances, mortgages, security interests, charges, equities, conditional sales agreement, leases and restrictions on the Assets. Except for the Assets and those items listed on Schedule 10(d) as Customer Property, none of the assets, property, vehicles, plant, equipment or fixtures used by Seller in its business at the Locations is owned by any party (including Shareholder) other than Seller, and Seller owns or has the right to use all assets, property, plant, equipment, fixtures and intellectual property necessary to conduct its business at the Locations as now conducted. Neither Shareholder, any other stockholder of Seller, any officer or director of Seller, nor any affiliate of any of them has any claim or interest in any property or asset used by or in the possession of the Seller with respect to the business at the Locations or any claim against the Seller with respect to the Assets or the operation of business at the Locations.

        (j) CONTRACTS. Schedule 10(j) is a list of all contracts, undertakings, agreements, leases, understandings and commitments to which Seller is a party or under which the Seller has rights or obligations (the "Contracts") as of the date hereof relating to the Locations, including contracts or leases for equipment, offices, equipment maintenance and repair, trash pickup, janitorial services, burglar alarms, and other services provided to Seller at the Locations or otherwise used or necessary to the business conducted at the Locations. Such Schedule will be updated at Closing. To the best knowledge of Seller or Shareholder, all of the Contracts are and will be on the Closing Date in full force and effect, and are and will be on the Closing Date, valid and enforceable; no default has occurred thereunder, nor has any event occurred which, with written notice or the passage of time, will constitute a default, and Seller has not received any notice of cancellation or non-renewal, and, to the best knowledge of Shareholder, there is no basis for cancellation. No party has given notice of termination of any Contract or notice of intent not to renew any renewable Contract. Except as set out on

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Schedule 10(j) hereto, Seller is not a party to any contract, agreement or understanding (whether written or oral) with any officer, stockholder, former employee, former stockholder, employee, agent or consultant that affects any of the Assets or Customer Property. Each of the Contracts was executed in the ordinary course of business, is not with any related or affiliated party of Shareholder, and contains terms no less favorable to Seller than are generally available for the services to be performed. If services are to be provided to Seller under any of the Contracts, such services have been and are being performed satisfactorily and timely, in accordance with the terms of the Contract. With respect to the Lease for the Austin Location, Seller has paid all required tenant expense escrows, and no additional amounts will be owing for the period up to the Closing Date when 1998 actual expenses are computed and allocated to tenants. True, accurate and complete copies of all of the Contracts have been delivered to Purchaser. Except as identified on
Schedule 10(j), no consent of any party to a Contract is required in connection with the continued validity, or to avoid a breach, of any Contract as a result of the transfer thereof to Purchaser. The Manufacturing Services Agreement with Motorola, dated November __, 1996, which has not been signed by Motorola, governs the relationship between Seller, operating at the Austin Location, and Motorola, and each of the parties thereto have complied with the contract, whether executed or not. All consents to assign the Contracts to be assumed by Purchaser under Section 7(a) will be obtained by Closing.

        (k) COMPLIANCE WITH LAWS. Schedule 10(k) lists all permits, orders, authorizations or licenses held by Seller to conduct its business at the Locations, and no other permits, licenses, authorizations or orders are required in connection with the operation of the business at the Locations. Except as set out on Schedule 10(k), the Seller has been and is currently conducting its business at the Locations in conformity with all applicable laws, including, without limitation, zoning ordinances, building codes, fire codes, environmental laws, rules and regulations, and all laws and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes,

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occupational safety and health, and plant closings, the violation of any of which would have a material adverse effect on the Assets or the business conducted at the Locations. Seller is not liable for the payment of fines, penalties, damages or other amounts, however designated, for failure to comply with any law, rule or regulation. Since January 1, 1993, neither
Seller nor Shareholder has received any notice of any alleged violation of any law, rule or regulation which have not been remedied. Seller is, and at all times in the past has been, in compliance with all environmental statutes, rules and regulations, and there are no environmental conditions at any Location which are in violation of any environmental law, rule or regulation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and any other state, local or federal law, ordinance, regulation, order or requirement concerning the air, water, soil or handling, storage, treatment or disposal of materials, the violation of any of which would have a material adverse effect on the Assets or the business conducted at the Locations. To the best knowledge of Seller or Shareholder, no landlord at either Location has violated any environmental law, rule or regulation, and the real property and improvements at each Location are in compliance with all applicable laws, rules and regulations including the Americans with Disabilities Act. As used in this
Section 10(k) and only this Section 10(k), "material adverse effect" means that Purchaser would incur Costs aggregating $25,000 or more for either Location for fines, penalties and/or corrective actions required by non-compliance with any applicable law, rule or regulation.

        (l) BACKLOG AND WORK-IN PROGRESS. At Closing, Seller will deliver a list of all Backlog and Work-in-Progress as of such date. All Backlog and Work-in-Progress is governed by purchase orders containing the terms and conditions described on Schedule 10(j) as to time of performance, warranty, payment, and shipment. Each of such purchase orders for Backlog and Work-in-Progress has been or will be executed in the ordinary course of business, with third parties not related to, or affiliated with, the Seller and will contain terms, conditions and pricing substantially the same as contained in current Backlog and Work-in-Progress orders. Except as set out in Schedule 10(l), all of the

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purchase orders for Backlog and Work-in-Progress can be assigned without consent of any third party, or if consent is required, Seller shall have obtained a consent to the assignment to Purchaser and shall deliver such consents at Closing. The plans, programs, specifications, designs, drawings, and similar materials delivered at Closing will be sufficient to complete the Backlog and Work-in-Progress. The Seller has not and will not accept, and no customer has or will have a prepayment or credit for any Backlog and Work-in-Progress as of the Closing Date, and all amounts owing under the purchase orders for such Backlog and Work-in-Progress will be due from customers, subject to completion of the services ordered.

        (m) SERVICES PERFORMED. All Work-in-Progress at December 1, 1998 and at the Closing Date, and all testing done between December 1, 1998 and the Closing Date, was, is or shall be performed in compliance with the relevant customer order, performed according to specifications in a good and workmanlike manner, fit for the purpose intended and merchantable, and billable upon completion. Seller's fees for services at the Locations as of November 1 are described on Schedule 10(m) and have not been changed since then except as described in Schedule 10(m).

        (n) COMPLETENESS OF ASSETS. The Assets, including the technology covered by the Proprietary Rights and the Customer Property, constitute all of the personal property and intangible rights necessary or used to operate the Seller's business at the Locations.

        (o) CONDEMNATION. Seller has not been served with or received notice of any condemnation proceeding or similar action affecting the Locations, nor is there any proceeding or similar action pending or threatened. Except as disclosed on Schedule 10(o), there is no current construction or change in access to the Locations which would affect the conduct of business at the Locations.

        (p) YEAR 2000 COMPLIANT. Except as disclosed on Schedule 10(p), to the best knowledge of Seller or Shareholder, all of the Assets, including the Proprietary Rights and Equipment, and all Customer Property is Year 2000 Compliant. Such schedule shows the status of compliance, what needs to be completed for full compliance, Seller's estimated completion date, and the estimated cost of completion. Schedule 10(p) also shows what Seller has done with respect to third party Year 2000 compliance as it relates to the Locations, including customers and suppliers. "Year 2000 Compliant" means that the Assets and Customer Property (a) will function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; (b) will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from into and between the twentieth and twenty-first centuries, and the years 1999 and 2000; (c) will accurately perform leap year calculations; (d) responds to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; (e) stores and provides output of date information in ways that are unambiguous to century; and (f) will not cause any other Assets or Customer Property to fail or generate errors related to such dates.

        (q) LITIGATION. There is no litigation, proceeding or investigation at law or in equity pending, or to the best knowledge of Seller or Shareholder threatened, against the Seller or Shareholder in any foreign, federal or state court or governmental commission, department or agency, nor is there any basis for any litigation, proceeding or investigation against Seller or relating to the business of Seller which if decided adversely, would (i) affect the title of Seller or Purchaser, after Closing, to the Assets, (ii) adversely impair or affect in any way the use and enjoyment of the Assets, (iii) which questions, directly or indirectly, Seller's methods of doing business at the Locations, or (iv) which questions the validity of any action to be taken pursuant to or in connection with this Agreement. Except as listed on Schedule 10(q), Seller has not, since January 1, 1993, been a party to any suit for, or received any written claim for, breach of warranty, product liability or of a similar nature relating to or arising out of the types of merchandise sold by or service provided by Seller. There are no judgments, consent decrees, orders, injunctions, or other judicial or administrative orders outstanding against the Seller.

         (r) TAXES AND TAX RETURNS. Seller has filed all tax reports and returns required to be filed by it for the period through the Closing, and if not timely filed, paid all penalties and interest for late filing, including all U.S. federal returns, sales tax returns, ad valorem tax returns, Texas franchise tax returns, California income and franchise tax returns and tax returns for all applicable taxes in Singapore. All taxes, interest, penalties, assessments or deficiencies, if any, payable by Seller to all applicable federal, Singapore, state, county, municipal or local tax authorities have been duly paid or will be paid by Seller when due. Seller has paid, or will pay when due, all taxes related to operations through the Closing Date; all taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected, and, to the extent required, have been paid to the proper authority. Seller will pay all ad valorem taxes due for 1998 with respect to the Assets. No Singapore, federal or state income or other tax liability for periods prior to the Closing Date will accrue to Purchaser as a result of the transactions contemplated by this Agreement.

         (s) PROPRIETARY RIGHTS. Schedule 10(s) lists all of the Proprietary Rights. The Seller owns or has a valid, prepaid license to use the entire right, title and interest in and to the Proprietary Rights. The Seller has not granted any licenses to third parties with respect to any of the Proprietary Rights. There is no pending or, to the best knowledge of Seller or Shareholder, threatened, challenge to the use of any of the Proprietary Rights. Use of the Proprietary Rights does not infringe on the right, title or interest of any third party. Seller has valid and transferable licenses to use the licensed Proprietary Rights identified on Schedule 10(s), and no consent of any party is required to transfer such licenses. Seller uses the customer programs and other instructions identified on Schedule 10(s) and has the right to transfer use of such programs and instructions to Purchaser.

         (t) EMPLOYEE MATTERS. None of the Seller's employees at either Location is represented by a union, and no union organization activities are in progress at either Location. The Seller is not a party to, and there is not in effect, any union contracts or collective bargaining agreements. Schedule 10(t) lists all of the Seller's employees at the Locations, their job titles, service dates, accrued vacation and time-off, accrued bonuses

(including Singapore 13th month), rates of pay and all benefits (including insurance); such schedule will be updated at Closing as to accrued but unpaid compensation and benefits. Except as set out on Schedule 10(t), there are no open claims for workers' compensation or similar benefits by any employee at either Location.

         (u) ACCURATE COPIES. All copies of Contracts, Financial Statements, the Disclosure Package and updated Schedules and any other document or instrument required to be delivered to Purchaser pursuant to the terms of this Agreement are and will be true, correct and complete copies of the document or instrument represented thereby.

         (v) BROKERS. Neither the Seller or Shareholder nor any party acting on their behalf has agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related thereto nor has taken any action on which a claim for any such payment could be based.

         (w) CONDITION OF ASSETS. To the best knowledge of Seller or Shareholder, all Assets (whether owned or leased) and all Customer Property are in good operating condition and repair and fit for the use for which intended, ordinary wear and tear excepted.

         (x) ACCURACY OF INFORMATION. No representation or warranty of Shareholder or Seller contained in this Agreement, including the Exhibits and Schedules, contains, as of the date made or the date on which reaffirmed, any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein or therein, not misleading or necessary in order to provide a prospective purchaser of the Assets with full information as to the Seller and its affairs.

         (y) DAMAGED/LOST DEVICES. There are no unresolved claims by customers for damaged or lost Devices at the Locations and neither Seller or Shareholder knows of any basis for such claims.

         (z) CUSTOMERS. Schedule 10(z) sets out the Seller's customers at the Locations for the period January 1, 1998 through October 31, 1998 and the amount of business done by each prior to October 31, 1998 and an estimate of business for each for December, 1998. Except as set out on Schedule 10(z), since January 1, 1998, no customer who accounted for 10% of the Seller's gross sales at the Locations in the prior twelve months has discontinued or materially decreased, or has given written notice to Seller that it will discontinue or materially decrease, its rate of business done with Seller, except that Motorola has given notice that it will be reducing the business sent to the Austin Location by 70% to 75% by June, 1999. Neither Seller nor Shareholder has any reason to believe that any customer or supplier will not continue to do business with Purchaser after the purchase of the Assets.

         (aa) NATURE OF SELLER'S BUSINESS. Seller's principal business is the Processing of Devices for others and not the sale of inventory from stock. The California Bulk Sales laws do not apply to the sale provided for herein.

         (bb) SOLVENCY. On the date hereof, and the day after Closing, after giving effect to the transactions provided for herein, Seller will be solvent and able to pay its bills and obligations as they come due.

         (cc) INVESTMENT EXPERIENCE. Seller is an "accredited investor", as defined in Rule 501(a) of the Securities Act of 1933 ("Securities Act"). Seller acknowledges receipt of the documents listed on Schedule 11(d). Seller is aware of Purchaser's business affairs and financial condition and has had access to and has acquired sufficient information about Purchaser to reach an informed and knowledgeable decision to accept the RI Shares in partial payment for the Assets. Seller and Shareholder have such business and financial experience as is required to give Seller the capacity to evaluate the RI Common Stock.

         (dd) INVESTMENT INTENT. Seller is accepting the RI Shares for its own account, for investment purposes only, and not with a present view to, or for, resale or distribution, within the meaning of the Securities Act. Seller understands that the RI Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Seller's investment intent, as expressed herein. Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the RI Shares except in compliance with the Securities Act, the rules and regulations thereunder and applicable state securities laws. Seller understands that it must hold the RI Shares for at least one year and then can sell the RI Shares in compliance with Rule 144 of the SEC, and that certificates representing the RI Shares will be imprinted with a legend which restricts transfer as herein stated.

         (ee) NO REGISTRATION: ECONOMIC RISK. Seller understands that the RI Shares have not been registered under the Securities Act, or any other securities law or regulation, that the RI Shares must be held by Seller indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration thereunder. Seller further understands that the RI Shares have not been qualified under the General Corporation Law of the State of California (the "California Law") by reason of their issuance in a transaction exempt from the qualification requirements of the California Law.

         (ff) ACCESS TO PURCHASER RECORDS. During the negotiation of the transactions contemplated herein, Seller has been afforded full access to records, documents, and other information concerning Purchaser, and Seller and Shareholder have been afforded an opportunity to ask such questions of Purchaser's officers and representatives concerning Purchaser's business, operations, financial condition, assets, liabilities and other relevant matters as Seller and Shareholder have deemed necessary or desirable, and Seller and Shareholder have been given all such information as has been requested in order to evaluate the merits and risks of the prospective investment contemplated by receipt of the RI Shares.

         (gg) LEGEND. Seller understands that each certificate representing the RI Shares to be issued in accordance with the terms of this Agreement shall be endorsed with the following legend:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS

    COVERING SUCH SECURITIES. THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

    A "stop transfer" order will be placed against the RI Shares until compliance with such legend. Purchaser will remove such legend and "stop transfer" order when permitted under the Securities Act and applicable state securities laws.

    11. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants as follows:

         (a) CORPORATE. Purchaser is a corporation duly organized and validly existing, in good standing, under the laws of the State of Texas, with the corporate power to carry on its business as now conducted and to enter into and perform its obligations under this Agreement.

         (b) AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and all transactions provided for herein have been duly and validly authorized by Purchaser. Purchaser has the full corporate right, power and ability to enter into this Agreement and consummate the purchase of the Assets. The execution, delivery and performance of this Agreement by Purchaser will not violate the Articles of Incorporation or bylaws of Purchaser. By Closing, Purchaser shall have obtained such waivers or consents as may be necessary so that the performance by Purchaser of its obligations hereunder will not violate the terms of any material agreement to which Purchaser is a party or by which it or its properties are bound. This Agreement and each document required to be executed by Purchaser in connection herewith constitutes, or will constitute when delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

          (c) RI SHARES. The RI Shares delivered in partial payment for the Purchase Price will be duly authorized, fully paid and non-assessable shares of Purchaser's Common Stock.

          (d) SEC MATERIAL. Since January 1, 1998, Purchaser has filed the reports, schedules, forms, statements and other documents with the SEC listed on Schedule 11(d) hereto (the "RI Documents"). The RI Documents, and any additional reports, forms and documents filed by Purchaser with the SEC after the date hereof until the Closing Date, complied, or will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, as applicable, and the rules and regulations of the SEC promulgated thereunder. The Purchaser has made no filings under the Securities Act of 1933, as amended, since January 1, 1998. The Purchaser will provide to Seller any report, schedule, form, statement or other document filed with the SEC between the date hereof and the Closing Date.

          (e) BROKERS. Neither Purchaser nor any party acting on its behalf has agreed to pay any party a commission, finder's fee or other similar payment in regard to this Agreement or any matter related hereto nor has taken any action on which a claim for any such payment could be based.

          (f) NO MATERIAL ADVERSE CHANGE. Since September 30, 1998, Purchaser has conducted its business in the ordinary course, and there has not occurred: (a) any material adverse change in the financial condition of Purchaser, except as disclosed in the Form 10-Q for the quarter ended September 30, 1998, Purchaser's press releases listed on Schedule 11(d) or as disclosed to Shareholder; or (b) any amendment or change to the Articles of Incorporation or bylaws of Purchaser.

          (g) LITIGATION. There is no litigation, proceeding or investigation at law or in equity pending, or to the best knowledge of Purchaser, threatened, against Purchaser in any foreign, federal or state court or governmental commission, department or agency, which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     12.  ADDITIONAL COVENANTS OF SELLER.

          (a) Seller hereby agrees that pending Closing and except as otherwise consented to or approved by Purchaser in writing:

               (i) Seller shall carry on its business at the Locations diligently, in the normal course and substantially in the same manner as heretofore, except as otherwise provided herein.

              (ii)  Seller will use its best efforts to: (i) preserve
     Seller's business organization at the Locations intact; and (ii) preserve the goodwill of the Seller's suppliers, customers and others having business relations with it.

             (iii) Seller will duly comply with all provisions of the Contracts, and comply with all applicable laws which if violated might impair the conduct of its business or impose liability on the business or owner of such business. Seller will not enter into any new agreement which would have to be listed as a Contract without the consent of Purchaser.

              (iv) Seller will (i) maintain and preserve the value of the Assets and the Customer Property and (ii) make any and all necessary repairs to, and continue all normal servicing, replacement, maintenance and upkeep of the Assets and Customer Property.

               (v) Seller will not grant any increase in the rates of pay of any of the employees at the Locations except for scheduled increases not in excess of amounts typical for normal review periods, or grant or increase any benefits provided for any of such employees, or pay any bonuses.

              (vi) Shareholder will use best efforts to cause to be fulfilled the conditions to Closing set out in Sections 13 and 14.

             (vii) The Seller and Shareholder shall use all reasonable efforts to obtain any consents necessary with respect to the Contracts which would be breached by the transactions provided for herein if not consented to.

          (b) Seller authorizes Purchaser and Purchaser's Designee to discuss employment opportunities with Seller's employees prior to Closing and to offer employment to selected Seller's employees at the Locations.

          (c) Seller agrees to obtain an estoppel certificate from the landlord for the Austin Location in substantially the form of Exhibit 12(c).

          (d) Seller agrees to obtain acknowledgments from customers with respect to Customer Property at the Locations, such acknowledgments to be substantially the form of Exhibit 12(d)-1, and not to accept or release any Customer Property after the execution of any acknowledgment without obtaining a new acknowledgment to reflect such additions or deletions. Seller will obtain from each customer at the Locations a confirmation of Devices at each Location as of the Closing Date and an agreement to look only to Seller with respect to any discrepancy in the count of Devices or damage to Devices prior to Closing, such acknowledgment to be in substantially the form or Exhibit 12(d)-2.

     13. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser under this Agreement are subject to the fulfillment of each of the following conditions:

          (a) Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties of Seller and Shareholder contained in this Agreement.

          (b) Seller's and Shareholder's representations and warranties contained in this Agreement shall be true at the time of Closing and all obligations and agreements required by this Agreement to be performed by Seller or Shareholder shall have been performed, and Seller and Shareholder shall have delivered to Purchaser an appropriate certificate to such effect.

          (c) Purchaser or Purchaser's Designee, as appropriate, shall have obtained any licenses or permits required to operate the business at the Locations.

          (d) From the date of this Agreement to the Closing Date, no material adverse change shall have occurred in Seller's business at the Locations, properties, prospects or financial results, including any damage to the Assets, except as disclosed herein.

          (e) None of the parties hereto shall be a party to or have received notice of any suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished.

          (f) All consents required for the consummation of the sale provided for herein shall have been obtained.

          (g) Purchaser shall have completed its financial, legal and business review of the Assets and the business at the Locations, and be satisfied in its sole discretion with the results thereof.

          (h) Purchaser shall have received the estoppel certificate and acknowledgments referred to in Sections 12(c) and 12(d), and shall have obtained a letter of commitment from Jurong Town Corporation for a lease for the Singapore Location.

          (i) Purchaser shall have received an opinion of Seller's counsel in form and consent satisfactory to Purchaser with respect to those matters set out on Exhibit 12(j).

          (j) The persons listed on Exhibit 12(k) shall have accepted employment with Purchaser after Closing, and Purchaser shall have obtained necessary work passes and permits for at least 50% of the foreign workers to be hired by Purchaser at the Singapore Location.

          (k) Purchaser's counsel shall have approved the form and substance of all bills of sale, assignments and other instruments of conveyance.

          If Purchaser proceeds with Closing, Purchaser shall be deemed satisfied that all conditions to its Closing shall have been met or shall have waived such conditions, provided however, that Closing shall not constitute a waiver of any breached representation or warranty.

     14. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are subject to the fulfillment prior to Closing of each of the following conditions:

          (a) Seller shall not have discovered any material error, misstatement or omission in the representations and warranties by Purchaser contained in this Agreement.

          (b) All representations and warranties of Purchaser contained in this Agreement shall be true as of the Closing Date and all obligations and agreements required by this Agreement to be performed by Purchaser shall have been performed, and Purchaser shall have delivered to Seller an appropriate certificate to such effect.

          (c) None of the parties hereto shall be a party to or have received notice or any suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished.

          If Seller proceeds with Closing, Seller shall be deemed satisfied that all conditions to its Closing shall have been met or shall have waived such conditions, provided however, that Closing shall not constitute a waiver of any breached representation or warranty.

     15. DESIGNATION OF ASSIGNEE. Purchaser shall purchase and take title to all Assets, assumed Contracts and Customer Property associated with the Austin Location and hereby designates Reliability Singapore Pte Ltd ("Purchaser's Designee") to consummate Purchaser's rights hereunder with respect to all Assets, assumed Contracts and Customer Property associated with the Singapore Location. Seller agrees to accept payment from Purchaser and Purchaser's Designee and performance from Purchaser's Designee with respect the Singapore Location.

     16.  INDEMNIFICATION.

          (a) From and after the Closing Date, Seller and Shareholder, jointly and severally, agree to indemnify and hold Purchaser harmless against any and all taxes, claims, liabilities, losses, expenses (including costs of investigation), fees (including without limitation reasonable attorneys' fees and accounting fees), damages, including without limitation amounts of judgments and/or amounts paid in settlement or costs (collectively, all of the foregoing being called "Costs") suffered or incurred by Purchaser or Purchaser's Designee and arising out of or attributable to (i) any breach of any representation, warranty or covenant made by Shareholder or the Seller herein or in any certificate or writing furnished pursuant hereto, (ii) any nonfulfillment of any agreement hereunder or entered into in connection herewith by Seller or Shareholder, or (iii) any claim or liability, known or unknown, arising out of, or by virtue of, or based upon the Seller's business and operations other than to the extent assumed by Purchaser herewith. Purchaser agrees to give Seller prompt notice of any claim which could result in a claim for indemnification hereunder; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller or Shareholder under this Section 16 unless the ability to defend such claim is materially prejudiced by such failure or delay. Seller and/or Shareholder shall have the right to assume the defense thereof, with counsel reasonably satisfactory to Purchaser, and after notice to Purchaser that Seller or Shareholder will assume such defense, neither Seller nor Shareholder will be liable to Purchaser or Purchaser's Designee for any further legal or other expenses incurred by Purchaser or Purchaser's Designee in connection with the defense thereof, other than the reasonable costs of investigation or assistance by Purchaser or Purchaser's Designee. Purchaser and Purchaser's Designee may participate actively, at their expense if Seller or Shareholder has assumed the defense, in any negotiations, lawsuit or other resolution of such claim. If neither Seller nor Shareholder assume the defense, Purchaser or Purchaser's Designee may defend the claim, at Seller and Shareholder's expense, and Purchaser's and Purchaser's Designee's reasonable expenses of defense will be reimbursed by Seller and/or Shareholder on a monthly basis as paid by Purchaser or Purchaser's Designee. If Seller or Shareholder assumes the defense of such claim or litigation, Purchaser shall have the right to approve any settlement if it would divest Purchaser or Purchaser's Designee of any Asset, affect operations at the Locations or require any action or in-action by Purchaser or Purchaser's Designee.

         (b) From and after the Closing Date, Purchaser agrees to indemnify and hold Seller and Shareholder harmless against any and all Costs suffered or incurred by either of them and arising out of or attributable to (i) any breach of any representation, warranty or covenant made by Purchaser herein or in any certificate or writing furnished by it pursuant hereto, (ii) any nonfulfillment of any agreement hereunder or entered into in connection herewith by Purchaser, or (iii) any claim arising out of or by virtue of the Purchaser's business and operations from and after the Closing Date. Seller agrees to give Purchaser prompt notice of any claim which could result in a claim for indemnification hereunder. Purchaser shall have the right to assume the defense thereof, with counsel reasonably satisfactory to Seller, and after notice from Purchaser that it will assume such defense, Purchaser will not be liable to Seller or Shareholder for any further legal or other expenses incurred by Seller or Shareholder in connection with the defense thereof, other than the reasonable costs of investigation or assistance required by Purchaser. Seller and Shareholder may participate actively, at their expense if Purchaser has assumed the defense, in any negotiations, lawsuit or other resolution of such claim. If Purchaser does not assume the defense, Seller or Shareholder may defend the claim, at Purchaser's expense and Seller's and/or Shareholder's reasonable expenses of defense will be reimbursed by Purchaser on a monthly basis as paid by Shareholder or Seller.

         (c) Any indemnification provided for under this Section 16 shall be due if any claim is successfully defended against, to the same extent it would have been due if the claim had been successful.

         (d) Any amounts due by Seller for indemnification may be offset against the Note.

         (e) Notwithstanding the foregoing, in no event shall Shareholder's or Seller's liability for indemnification under this Section 16 exceed $1,000,000 in the aggregate; such $1,000,000 does not include amounts payable to Purchaser under Section 7(c) with respect to employee liabilities assumed by Purchaser and/or Purchaser's Designee. Purchaser shall not be entitled to be indemnified under this Section 16 unless and until Purchaser's and Purchaser's Designee's aggregate Costs have exceeded $25,000, and then only to the extent that such Costs exceed $25,000; provided however, that such minimum shall not apply to a breach of the representations in Section 10(k), nor to the payments required under Section 7(c).

    17.  NON-COMPETITION AGREEMENT.

         (a) Seller and Shareholder agree that for a period of two years after the Closing Date, neither will, directly or indirectly, own, manage, operate, control, serve as an officer, director, employee or consultant of or be connected in any way with, or to have any interest or investment in any corporation, partnership, proprietorship or other entity which carries on a Device Processing business anywhere within a 75-mile radius of either Location. In addition to the foregoing, neither Seller nor Shareholder will, for a period of two years after Closing, solicit any employee of the Purchaser for the purpose of inducing such employee to resign from employment. From the date hereof to Closing, Seller shall encourage each employee of the Seller that Purchaser wishes to employ to accept employment with the Purchaser. Notwithstanding the foregoing, Shareholder may own up to 5% of the outstanding publicly traded stock of any company which operates a Device Processing business and whose stock is registered with the SEC, so long as neither Seller nor Shareholder manages, operates, serves as an officer, director, employee or consultant to, such company and holds the stock solely as an investment. The RI Shares are also a permitted investment of Seller.

         (b) Seller and Shareholder acknowledge that their respective agreements not to compete with Purchaser are necessarily of a special, unique and extraordinary nature, and that the loss arising from a breach hereof cannot reasonably and adequately be compensated by money damages and will cause the Purchaser to suffer irreparable harm. Accordingly, upon the failure of Seller or Shareholder to comply with the terms of this section at any time, Purchaser shall be entitled to injunctive or other extraordinary relief in case of such breach, such injunctive or other extraordinary relief to be cumulative to, but not in limitation of, any other remedies to which the Purchaser may be entitled.

         (c) Seller, Shareholder and Purchaser hereby agree that in the event that the non-competition covenants contained herein should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration or scope, then the parties hereto shall consider paragraph (a) of this Section 17 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority and, as to all other jurisdictions or political subdivisions thereof, the non-competition covenants contained herein shall remain in full force and effect as originally written. Seller, Shareholder and Purchaser further agree that in the event that the non-competition covenants contained herein should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this paragraph (c), then the parties hereto shall consider this section to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such non-competition covenants are so held void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by the non-competition covenants, the terms and provisions hereof shall remain in full force and effect as originally written.

    18. TRANSFER TAXES. All sales, use, stamp, transfer, and Singapore goods and services taxes, owed as the result of the sale of the Assets and assumption of the assumed Contracts, and any recording, transfer or similar fees or charges shall be borne by Purchaser or Purchaser's Designee, provided however, that, with respect to the Singapore goods and services tax, if Seller can recover such tax from the Singapore authorities, Seller shall pay such tax, and provided further, that if neither Purchaser's Designee or Seller can recover such tax, then Purchaser's Designee shall pay one-half of such tax and Seller shall pay one-half of such tax.

    19. DAMAGE TO ASSETS. In the event of any damage to any of the Assets before Closing by reason of Act of God, theft, vandalism, destruction, condemnation, fire or other similar cause, the Seller shall give Purchaser immediate written notice (a "Casualty Notice") of such event. In such notice, the Seller shall indicate its best estimate of the extent of the damage or taking; the amount of insurance or condemnation award available; and if repairable, the length of time required for restoration and the cost thereof. Purchaser shall have the option, at its sole discretion, (i) to require the Seller to restore any damage or loss, or (ii) to require the Seller to pay the insurance or condemnation proceeds therefor to Purchaser, or (iii) to terminate this Agreement.

     20. CLOSING DOCUMENTS. At the Closing, Seller shall deliver to Purchaser and/or Purchaser's Designee, as appropriate:

          (a) bills of sale sufficient under applicable local law to transfer the Assets to Purchaser and/or Purchaser's Designee;

          (b) all consents to assignment required by the assigned Contracts, including consents regarding Backlog and Work-in-Progress;

          (c) keys to the Locations;

          (d) an executed copy of all assigned Contracts;

          (e) all updated Schedules or Exhibits required by the terms hereof;

          (f) possession of the Assets;

          (g) evidence of release of all liens, charges, security interests, encumbrances, etc. per Section 10(i);

          (h) the acknowledgements required by Section 12(d) and certificate required by Section 12(c); and

          (i) such certificates and other instruments as may be necessary to consummate the transactions herein contemplated or fulfill the conditions to Closing as herein described.

     At Closing, Purchaser and Shareholder will enter into a mutually acceptable consulting agreement pursuant to Section 21.

     At the Closing, Purchaser and/or Purchaser's Designee, as appropriate, shall deliver to Seller:

          (a)  $1,000,000, by cashier's check or wire transfer;

          (b)  certificates for 475,000 shares of Purchaser's Common Stock;

          (c)  the Note;

          (d)  an assumption of the assumed Contracts; and

          (e) such certificates and other instruments as may be necessary to consummate the transactions contemplated herein or to fulfill the conditions to Closing as herein described.

    21. CONSULTING AGREEMENT. Shareholder agrees to enter into a two year consulting agreement with Purchaser to provide transition assistance and sales support services to Purchaser and Purchaser's Designee. Purchaser shall pay Shareholder $150,000 per year pursuant to the consulting agreement.

    22. MAIL AFTER CLOSING. From and after Closing, Purchaser and Purchaser's Designee may receive and open all mail addressed to Seller and received at the Locations and deal with the contents thereof in its discretion to the extent such mail and the contents relate to the business formerly conducted by the Seller at the Locations and then conducted by Purchaser, the Assets or the assumed Contracts. Purchaser agrees to cause to be delivered to the Seller all other mail addressed to the Seller and received by Purchaser.

    23. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in Section 10 shall survive Closing for a period of eighteen months; provided, however, that if, prior to termination of a representation and warranty, Purchaser or Purchaser's Designee shall have received a claim against either of them from a third party for which indemnification applies or Purchaser shall have delivered to Seller written notice of a suspected breach of identified representations and warranties, then, those representations and warranties as to which Purchaser has notified Seller of a suspected breach or which relate to or are the basis for a possible claim for indemnification based on an asserted third party claim shall survive until the third party claim is resolved or Purchaser has finally ascertained the existence or not of the suspected breach, and, if a breach, has resolved its claim for such breach. All representations and warranties contained in Section 11 shall survive Closing for eighteen months; provided, however, that, if, prior to the termination of a representation and warranty, Seller shall have delivered to Purchaser written notice of a suspected breach of identified representations and warranties, such identified representations and warranties shall survive until Seller has finally ascertained the existence or not of such a breach, and, if a breach, has resolved its claim for such breach.

    24. EXPENSES. Except as hereinafter provided, all fees and expenses for lawyers, accountants or other advisors and consultants shall be the sole responsibility of the party engaging the services of such parties. The fees of EY to conduct the audit described in Section 9 will be paid by Purchaser.

    25. PUBLICITY. None of the parties hereto or their respective affiliates or advisors shall publicly disclose (whether by press release, discussion with persons not party to this Agreement or filing of a report or disclosure with any governmental authority) the matters contemplated hereby unless and until the party proposing such publicity or other disclosure shall have supplied the proposed text or content of such disclosure to the other parties for review and comment at least twenty-four hours prior to release; provided, however, that if in the good faith opinion of counsel to the releasing party, such disclosure is required under federal or state law to be made sooner, a copy of such disclosure shall be made available to all other parties as soon as possible, but in any event prior to release. This section shall not limit the right of each of the parties to discuss this transaction with their respective lawyers, accountants and bankers and those employees who have a need to know in order to consummate this transaction.

    26. NO STOCK TRADING. Neither Seller, Shareholder, nor any stockholder of Seller, or any officer or director of Seller will buy or sell any stock of Purchaser until the transactions provided for herein have been closed or this Agreement is terminated.

    27. FUTURE DOCUMENTS. Seller and Purchaser agree to cooperate and execute such additional instruments as may be needed to effectuate the sale, transfer, assignment and conveyance provided for herein.

    28. ASSIGNMENT. Except as provided in Section 15, this Agreement may not be assigned by any party hereto.

    29. AMENDMENTS. This Agreement may be amended or modified, or any requirement contained herein waived, by and only by a written instrument executed by Purchaser and Seller.

    30. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument.

    31. PARTIES BOUND. This Agreement shall inure to the benefit of and be binding upon Seller, Shareholder and Purchaser and their respective successors, heirs, legal representatives and permitted assigns.

    32. NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified mail with postage prepaid:

         (a) If to Seller, to Basic Engineering Services and Technology Labs, Inc., 3600 Peterson Way, Santa Clara, CA 95040 Attn: Isam Qubain, with a copy to Lillian G. Stenfeldt, Gray Cary Ware Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301.

         (b) If to Purchaser, to Reliability Incorporated, ATTENTION: Larry Edwards, President 16400 Park Row, Houston, Texas 77084, with a copy to Gail
J. McDonald at Butler & Binion, L.L.P., 1000 Louisiana, Suite 1600, Houston, Texas 77002.

    33. NO WAIVERS. Investigations or examinations made by Purchaser, its counsel, accountants, employees or representatives and information obtained as a result thereof shall not constitute a waiver of any representation, warranty, obligation, covenant or agreement of Seller or Shareholder.

    34. HEADINGS. The headings to the sections of this Agreement are inserted for convenience and shall not affect the meaning or interpretation of this Agreement.

    35. TEXAS LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

    36. ENTIRE AGREEMENT. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       RELIABILITY INCORPORATED

                                       By:  /s/  Larry Edwards
                                          -----------------------------------
                                               Larry Edwards, President


                                       BASIC ENGINEERING SERVICES
                                        AND TECHNOLOGY LABS, INC.

                                       By:  /s/  Isam Qubain
                                          -----------------------------------
                                               Isam Qubain, President


                                            /s/  Isam Qubain
                                          -----------------------------------
                                               Isam Qubain


EXHIBITS
2(d)               Assumed Contracts
2(j)               Transferred Prepaids, Deposits
3                  Purchase Price Allocation
4                  Note
9(a)               Audit Requirements
12(c)              Estoppel Certificate
12(d)-1            Customer Property Acknowledgment Form
12(d)-2            Device Acknowledgment
12(j)              Opinion Matters
12(k)              Key Persons to Employ



SCHEDULES

10(c)              Governmental, Lender Consents Needed*
10(d)              Assets, Customer Property*
10(g)              Financial Statements; Changes since November 1, 1998
10(i)              Liens*
10(j)              All Contracts, Consents Needed to Transfer*
10(k)              Licenses, Permits, Compliance with Laws*
10(l)              Work-in-Progress, Backlog, Consents Needed to Assign*
10(m)              Fee Schedule
10(o)              Construction, Change in Access
10(p)              Y2000 Issues
10(q)              Litigation*
10(s)              Proprietary Rights*
10(t)              Employee Matters*
10(z)              Customers
11(d)              Purchaser SEC documents
